Filed Pursuant to Rule 424(b)(3)
Registration No. 333-107393

Addendum to Prospectus dated August 20, 2003

Republic of South Africa

This Addendum supplements the information provided in the Republic of South Africa’s Prospectus dated August 20, 2003 (the ‘‘Prospectus’’). Capitalized terms not defined in this Addendum have the meanings ascribed to them in the Prospectus.

Prospectus

In the "Incorporation of Certain Documents by Reference" section the third paragraph is deleted and replaced with:

"Any person receiving a copy of this prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to documents incorporated by reference into this prospectus (other than exhibits expressly incorporated by reference into those documents). Requests for documents incorporated by reference into this prospectus should be directed to Ambassador Barbara Masekela, Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, Washington, D.C. 20008."

In the ‘‘Description of Debt Securities’’ section the ‘‘United States Taxation’’ section is deleted and replaced with:

‘‘United States Taxation"

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) THIS DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

In the opinion of Linklaters, special United States counsel for the South African government, under United States federal income tax law as currently in effect, a United States Alien will not be subject to United States federal income taxes, including withholding taxes, on payments of interest on the debt securities, unless:

(i) the holder is an insurance company carrying on a United States insurance business to which the interest is attributable, or

(ii) the holder has an office or other fixed place of business in the United States to which the interest is attributable, and the interest either (a) is derived in the active conduct of a banking, financing or similar business within the United States or (b) is received by a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

Any gain realized on a sale or exchange of the debt securities by a United States Alien will not be subject to United States federal income tax, including withholding tax, unless (i) the gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for

183 days or more in the taxable year of the sale, and either (A) the gain or income is attributable to an office or other fixed place of business maintained in the United States by the holder or (B) the holder has a tax home in the United States.

The fiscal agent will be required to file information returns with the United States Internal Revenue Service with respect to payments made to certain United States persons on the debt securities. In addition, certain United States persons may be subject to United States backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the fiscal agent, and may also be subject to information reporting and backup withholding requirements with respect to proceeds from a sale of the debt securities. United States Aliens may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of these information reporting requirements and backup withholding tax.

A debt security held by an individual holder who at the time of death is a nonresident alien will not be subject to United States federal estate tax.

As used herein, the term ‘‘United States Alien’’ means a beneficial owner of debt securities that is, for United States federal income tax purposes, (i) a non-resident alien individual, (ii) a corporation not created or organized under the laws of the United States or any State thereof, (iii) a foreign estate or trust, or (iv) a partnership all of whose partners are United States Aliens.’’

In the "Description of Debt Securities" section the second paragraph of the "Governing Law; Consent to Service" section is deleted and replaced with:

"The South African government will accept the jurisdiction of any State or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the debt securities that may be maintained by any holder of those securities. The South African government will appoint Ambassador Barbara Masekela, Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, Washington D.C. as its authorized agent upon whom process in any such action may be served. The South African government will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the debt securities brought in any State or Federal court in the Borough of Manhattan, The City of New York. The South African government is also subject to suit in competent courts in the Republic of South Africa to the extent permitted by South African law."

The ‘‘Validity of the Securities’’ section is deleted and replaced with:

‘‘The validity of each series of debt securities or warrants to purchase debt securities will be passed upon on behalf of the South African government by Advocate Enver Daniels, S.C., The Chief State Law Adviser of the Republic of South Africa, and on behalf of the Underwriters by Linklaters, New York, New York. Huntley Inc. and Sonnenberg Hoffmann Galombik, South African counsel to the Underwriters, will pass upon certain South African legal matters for the Underwriters. As to all matters of South African law, Linklaters may rely on the opinion of Advocate Enver Daniels, S.C. All statements with respect to matters of South African law in this prospectus have been passed upon by Advocate Enver Daniels, S.C. and are made upon his authority. Linklaters, Huntley Inc. and Sonnenberg Hoffmann Galombik act from time to time on behalf of the South African government.’’

The "Authorized Representative" section is deleted and replaced with:

"The Authorized Representative of the Republic of South Africa in the United States of America is Ambassador Barbara Masekela of the Republic of South Africa, whose address is:

Embassy of the Republic of South Africa, 3051 Massachusetts Avenue, Washington, D.C. 20008."

March 27, 2006